Exhibit 3.3

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF

GUIDENT CORP.,
A Florida Corporation

Pursuant to section 607.1007 of the Business Corporation Act of the State of Florida (the “FBCA”), the undersigned, being the Chief Executive Officer of Guident Corp. (hereinafter the “Corporation”), a Florida corporation, and desiring to amend and restate its Articles of Incorporation, does hereby certify:

FIRST: the articles of incorporation of the Corporation were filed with the Secretary of State of Florida on February 25, 2020, and the Amended and Restated Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on July 7, 2021.

SECOND: that these Second Amended and Restated Articles of Incorporation (these “Articles of Incorporation”) amend, restate and supersede in their entirety any and all prior Articles of Incorporation, as amended, and any other Articles of Amendment filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof, including the current Amended and Restated Article of Incorporation of the Corporation filed with the State of Florida on July 7, 2021.

THIRD: these Articles of Incorporation were adopted by all of the directors on the board of directors of the Corporation and by the holders of a majority of the voting stock of the Corporation in accordance with and in the manner required by sections 607.1003 and 607.1007 of the FBCA on [   ], 2025. The number of votes cast for the approval of this amendment and restatement to the Corporation’s Articles of Incorporation was sufficient for approval pursuant to sections 607.1003 and 607.1006 of the FBCA; and

FOURTH: these duly adopted restated Articles of Incorporation supersede the original Articles of Incorporation and all previous amendments to the Articles of Incorporation pursuant to section 607.1007 of the FBCA.

ARTICLE I
CORPORATE NAME

The name of this corporation is Guident Corp. (the “Corporation”).

ARTICLE II
PRINCIPAL OFFICE

The principal office and mailing address of the Corporation is 4910 Communication Ave, Suite 150, Boca Raton, FL 33431 United States.

ARTICLE III
REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office is 4910 Communication Ave, Suite 150, Boca Raton, FL 33431 United States. The name of the Corporation’s registered agent at that office is Harald Braun.

ARTICLE IV
DURATION

The duration of the Corporation is perpetual.

ARTICLE V
PURPOSE

The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the FBCA, including any amendments thereto.

ARTICLE VI
SHARES

The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be sixty-five million (65,000,000) shares, having a par value of $0.00001, of which:

(i) fifty-million (50,000,000) shares shall be designated as common stock, having a par value of $0.00001 per share (“Common Stock”). All shares of Common Stock shall be identical with each other in every respect, and the holders thereof shall be entitled to one vote for each share of Common Stock upon all matters upon which the holders of the Common Stock have the right to vote; and

(ii) fifteen-million (15,000,000) shares shall be designated as blank check preferred stock, having a par value of $0.00001 per share (“Preferred Stock”), with such preferences, limitations and relative rights as may be determined from time to time pursuant to a resolution adopted by a majority of the Directors participating in a duly convened meeting of the board of directors of the Corporation at which a quorum is present or by written consent of the Directors adopted in accordance with the bylaws of the Corporation (the “Bylaws”).

ARTICLE VII
AFFILIATED TRANSACTIONS

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE VIII
CONTROL SHARE ACQUISITIONS

The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

ARTICLE IX
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors (the “Board” or “Board of Directors”) consisting of not less than one director with no maximum number of directors. The exact number of directors of the Corporation within the minimum specified in the preceding sentence shall be as from time to time determined in the manner provided in the Bylaws. The election of directors need not be by written ballot unless the Bylaws so provide. The term of the directors and the renewal, replacement or removal of the directors shall be determined in the manner provided in the Bylaws. The directors shall be permitted to serve an unlimited number of terms as directors.

To the fullest extent permitted by the FBCA as in effect on the date hereof, and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the FBCA or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended from time to time, or such successor statute.

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the FBCA, these Articles of Incorporation and the Bylaws.

ARTICLE X
INDEMNIFICATION

This Corporation shall indemnify and hold harmless each and every one of present and former directors, officers, employees, attorneys and agents to the fullest extent now or hereafter permitted by the laws of the State of Florida.

ARTICLE XI
AMENDMENT

The Corporation reserves the right to amend, after, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statue, all rights conferred on the shareholders of the Corporation hereunder are granted subject to this reservation. These Articles of Incorporation may be amended in the manner provided by law.

ARTICLE XII

INCORPORATOR

The name and street address of the incorporator to the original Articles of Incorporation is Harald Braun, 4910 Communication Ave, Suite 150, Boca Raton, FL, 33431 United States.

The undersigned has executed these Amended and Restated Articles of Incorporation on [   ], 2025.

Name:	Harald Braun
Title:	Chief Executive Officer and Executive Chairman

CERTIFICATE OF ACCEPTANCE BY REGISTERED AGENT

Pursuant to the provisions of section 607.0501 of the Florida Business Corporation Act (the “FBCA”), the undersigned submits the following statement in accepting the designation as registered agent and registered office of Guident Corp., a Florida corporation (the “Corporation”), in the Corporation’s Amended and Restated Articles of Incorporation dated [   ], 2025:

Having been named as registered agent and to accept services of process for the Corporation at the registered office designated in the Corporation’s Amended and Restated Articles of Incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent pursuant to Section 607.0501(3) of the FCBA.

IN WITNESS WHEREOF, the undersigned has executed this certificate this [   ], 2025.

Harald Braun
Registered Agent

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